Exhibit 8.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 AMERICA ● ASIA PACIFIC ● EUROPE

October 30, 2026

NextCure, Inc.

9000 Virginia Manor Road

Suite 200

Beltsville, Maryland 20705

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for NextCure, Inc. (“Parent”), a Delaware corporation, in connection with (i) the First Merger and the Second Merger, each as defined below and described in the Agreement and Plan of Merger and Reorganization, dated as of July 14, 2026, by and among Parent, Avere Therapeutics, Inc., a Delaware corporation (“Company”), Neptune Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“First Merger Sub”), and Neptune Second Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Second Merger Sub”) (the “Merger Agreement”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”), as may be amended from time to time, filed with the Securities and Exchange Commission (the “Commission”).

Pursuant to the Merger Agreement, (i) First Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as the surviving corporation and a wholly-owned subsidiary of Parent, and (ii) immediately following the First Merger, the Company will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub surviving the Second Merger as the surviving entity and a wholly-owned subsidiary of Parent.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion letter, we have examined the Merger Agreement, the Registration Statement (including the Proxy Statement/Prospectus), (together with the Merger Agreement the “Transaction Documents”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the Transaction Documents, the enforceability of the Transaction Documents, the

October 30, 2026

authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion letter, we have assumed, with your permission, (i) that the First Merger and the Second Merger each will be consummated in the manner described in the Transaction Documents, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (ii) the statements set forth in the Transaction Documents are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Second Merger (the “Second Effective Time”), (iii) there are no documents or understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents, and (iv) any representations made in the Transaction Documents “to the knowledge of,” or based on the belief of the Company, Parent, First Merger Sub or Second Merger Sub or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by the Company, Parent, First Merger Sub and Second Merger Sub referred to above, which we have assumed will be true as of the Second Effective Time. No assurance can be given as to the effect of the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

This opinion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that the Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any change in any of the authorities upon which our opinion is based, or any variation or difference in any facts from those set forth or assumed herein, could affect our conclusion herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

Based on and subject to the foregoing, under present United States federal income tax law, it is our opinion that the statements set forth under the captions “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” “The Merger—Material U.S. Federal Income Tax Consequences of the Special Cash Dividend, if Any, and CVR to Holders of NextCure Common Stock” and “Proposal No. 4—The Re-Domiciliation Proposal—U.S. Federal Income Tax Considerations of the Re-Domiciliation and the Re-domiciliation Exchange” in the Proxy Statement/Prospectus included in the Registration Statement, insofar as they constitute a summary of United States federal income tax considerations, are correct in all material respects and represent the opinion of Sidley Austin LLP, in each case, subject to the limitations and qualifications set forth therein.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement other than the opinion set forth above.

October 30, 2026

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any change, event, or development.

This opinion letter is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion letter. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP